Exhibit 2.1
AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT AND
PARENT DISCLOSURE SCHEDULE
     THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT AND PARENT DISCLOSURE SCHEDULE, is made as of July 2, 2009 (this “Amendment”), by and among The Talbots, Inc., a Delaware corporation (“Parent”), The Talbots Group, Limited Partnership, a Massachusetts limited partnership (“TGLP”), J. Jill, LLC, a New Hampshire limited liability company (“J. Jill”), and Birch Pond Realty Corporation, a Delaware corporation (“Birch Pond” and, together with TGLP, J. Jill and Parent, each a “Seller” and, collectively, the “Sellers”), and Jill Acquisition LLC, a Delaware limited liability company (“Buyer”).
AGREEMENT
     Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in that certain Asset Purchase Agreement, dated as of June 7, 2009 (the “Agreement”), by and among the Sellers and Buyer.
     Section 2. Amendment of the Agreement. The Agreement is hereby amended as follows:
     2.1. Section 5.6(b) of the Agreement is hereby amended by restating the ultimate sentence of such Section as follows:
Parent and Buyer agree that, during the period beginning on the Closing Date and ending on July 31, 2009, continued medical and dental coverage shall be provided to Transferred Employees (and their eligible beneficiaries) who elect to receive such coverage as set forth in the Transition Services Agreement.
     Section 3. Amendment of the Parent Disclosure Schedule. The Parent Disclosure Schedule, dated as of June 7, 2009 (the “Parent Disclosure Schedule”), by and among the Sellers and Buyer, is hereby amended as follows:
     3.1. Section 2.2(a)(viii) of the Parent Disclosure Schedule is hereby amended by appending the following to such Section:
     238. Software License and Services Agreement, dated March 25, 2005, between TGLP and Aspect Communications Corporation.
     239. Special Inventory Agreement for J. Jill Hold In Stock — Bill on Release, dated December 21, 2008, between J. Jill and Gateway Business Communications, Inc.
     3.2. Section 2.2(a)(viii) of the Parent Disclosure Schedule is hereby amended by deleting the following item 31 (“Master Terms and Conditions, dated March 26, 2007, between J. Jill and Overture Services, Inc., as amended or supplemented”) and item 33 (“Promotion and Integration Agreement, dated August 12, 2002, between J. Jill and Yahoo! Inc.”) from such Section.

     3.3. Section 3.3(a) of the Parent Disclosure Schedule is hereby amended by deleting item 21 (“Master Terms and Conditions, dated March 26, 2007, between J. Jill and Overture Services, Inc.”) and item 23 (“Promotion and Integration Agreement, dated August 12, 2002, between J. Jill and Yahoo! Inc.”) from such Section.
     3.4. Section 5.6(b) of the Parent Disclosure Schedule is hereby amended by deleting the following item 4 (“[Former Employee]”) from such Section.
     3.5. Section 5.20 of the Parent Disclosure Schedule is hereby amended by deleting the following item 19 (“Software License and Services Agreement, dated March 25, 2005, between TGLP and Aspect Communications Corporation*”) from such Section.
     3.6. Section 5.20 of the Parent Disclosure Schedule is hereby amended by deleting the following item 20 (“Statement of Work and Pricing Proposal for Aspect eWorkforce Management v.7.2, dated May 18, 2009, between TGLP and Aspect Software, Inc.*”) from such Section.
     3.7. Section 5.20A of the Parent Disclosure Schedule is hereby amended by deleting the following item 18 (“Software License and Services Agreement, dated March 25, 2005, between TGLP and Aspect Communications Corporation”) from such Section.
     3.8. Section 5.20A of the Parent Disclosure Schedule is hereby amended by deleting the following item 20 (“Statement of Work and Pricing Proposal for Aspect eWorkforce Management v.7.2, dated May 18, 2009, between TGLP and Aspect Software, Inc.*”) from such Section.
     Section 4. Miscellaneous.
     4.1. Effect of Amendment. The execution, delivery and effectiveness of this Amendment shall not constitute a waiver or amendment of any provision of the Agreement or the Parent Disclosure Schedule, except as specifically set forth herein. Except as modified by this Amendment, the Agreement and the Parent Disclosure Schedule shall continue in full force and effect.
     4.2. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
     4.3. Entire Agreement. This Amendment embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, in each case, relating to the subject matter hereof.
     4.4. References. Reference to any of this Amendment, the Agreement or the Parent Disclosure Schedule shall be a reference to the Agreement or the Parent Disclosure Schedule, as applicable, as amended hereby and as further amended, modified, restated, supplemented or extended from time to time.

     Section 5. Applicable Law. This Amendment shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Amendment or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of New York or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Amendment and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Amendment in any court other than any New York state or federal court sitting in New York, New York.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each Party as of the date first written above.

SELLERS: THE TALBOTS, INC.
By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Executive Vice President, Real Estate, Legal, Store Planning & Design and Construction, and Secretary

THE TALBOTS GROUP, LIMITED PARTNERSHIP
By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Executive Vice President, Real Estate, Legal, Store Planning & Design and Construction, and Secretary

J. JILL, LLC
By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Manager

BIRCH POND REALTY CORPORATION
By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Executive Vice President and Assistant Secretary

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BUYER: JILL ACQUISITION LLC
By:	/s/ Joshua Olshansky
	Name:	Joshua Olshansky
	Title:	Vice President

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